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                             WARRANT AGREEMENT


                       Dated as of February 15, 2001




                               BY AND BETWEEN




                          BIZNESSONLINE.COM, INC.
                          (AS ISSUER OF WARRANTS)


                                    AND


                          MCG FINANCE CORPORATION
                         (AS PURCHASER OF WARRANTS)



               ---------------------------------------------

                   Warrants to Purchase 825,000 Shares of
                       Voting Common Stock of Company

               ---------------------------------------------



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

                             TABLE OF CONTENTS
                                                                        Page


ARTICLE 1 .   GRANT OF WARRANTS............................................2

   1.1. GRANT OF WARRANTS..................................................2
   1.2. WARRANT ENTITLEMENT................................................2
   1.3. WARRANTS AS ADDITIONAL COMPENSATION................................2

ARTICLE 2 .   PURCHASER'S REPRESENTATIONS AND AGREEMENTS...................2


ARTICLE 3 .   COMPANY'S REPRESENTATIONS AND WARRANTIES.....................3

   3.1. LEGAL EXISTENCE AND POWER..........................................3
   3.2. AUTHORIZATION; NON-CONTRAVENTION...................................3
   3.3. EXECUTION, DELIVERY AND BINDING EFFECT.............................3
   3.4. BROKER AND FINDER FEES.............................................3
   3.5. OFFER AND SALE OF SECURITIES.......................................4
   3.6. CAPITALIZATION; WARRANT SHARES AS A PERCENT OF CAPITAL STOCK.......4
   3.7. RESERVATION AND ISSUANCE OF WARRANT SHARES.........................4
   3.8. DISCLOSURES........................................................5
   3.9. ACKNOWLEDGMENT REGARDING PURCHASER'S PURCHASE OF THE WARRANTS......5

ARTICLE 4 .   THE WARRANTS AND WARRANT SHARES..............................5

   4.1. WARRANT CERTIFICATES...............................................5
   4.2. EXERCISE OF WARRANTS...............................................6
   4.3. TRANSFERS OF WARRANTS AND WARRANT SHARES...........................7
   4.4. REGISTRATION AND RELATED RIGHTS....................................7
   4.5. RIGHTS UPON EQUITY DISPOSITIONS, EQUITY REDEMPTIONS AND
        NON-SURVIVING TRANSACTIONS........................................12
   4.6. REPURCHASE OFFERS.................................................13
   4.7. CUMULATIVE RIGHTS.................................................15
   4.8. EXERCISE OF RIGHTS CONDITIONED UPON CLOSING OF TRANSACTION
        INVOLVED..........................................................15
   4.9. PAYMENT OF TAXES AND EXPENSES.....................................15
   4.10. RESERVATION AND ISSUANCE OF WARRANT SHARES.......................15
   4.11. CORRECTIVE ADJUSTMENTS...........................................15
   4.12. LISTING OF SHARES................................................16
   4.13. LISTS OF HOLDERS.................................................16
   4.14. STATEMENT OF WARRANT INTEREST....................................16
   4.15. RIGHT OF INSPECTION..............................................16
   4.16. ATTENDANCE AND PARTICIPATION RIGHTS..............................16
   4.17. COMPLIANCE WITH APPROVAL REQUIREMENTS............................16

ARTICLE 5 .   ANTI-DILUTION PROVISIONS....................................17

   5.1. ADJUSTMENTS TO WARRANT SHARES PURCHASABLE AND EXERCISE PRICE......17
   5.2. NOTICE OF ADJUSTMENT..............................................19
   5.3. PRESERVATION OF PURCHASE RIGHTS UPON CERTAIN TRANSACTIONS.........19

ARTICLE 6 .   COMPANY'S COVENANTS.........................................19

   6.1. INFORMATION.......................................................19
   6.2. BOOKS AND RECORDS.................................................21
   6.3. NO AMENDMENTS TO ORGANIC DOCUMENTS................................21
   6.4. EXISTENCE AND GOOD STANDING.......................................21
   6.5. TRANSACTIONS WITH RELATED PARTIES.................................21
   6.6. CONDUCT OF BUSINESS...............................................21

ARTICLE 7 .   DEFINITIONS.................................................22

   7.1. DEFINITIONS.......................................................22
   7.2. GENERAL CONSTRUCTION AND INTERPRETATION...........................27

ARTICLE 8 .   MISCELLANEOUS...............................................29

   8.1. COMPLIANCE WITH FCC AND STATE PUC REQUIREMENTS....................29
   8.2. COMPLIANCE WITH PURCHASER'S REGULATORY REQUIREMENTS...............29
   8.3. BINDING EFFECT AND GOVERNING LAW..................................29
   8.4. SURVIVAL..........................................................29
   8.5. NO WAIVER; DELAY..................................................30
   8.6. MODIFICATION......................................................30
   8.7. NOTICES...........................................................30
   8.8. PRIOR AGREEMENTS SUPERSEDED.......................................31
   8.9. SEVERABILITY......................................................31
   8.10. COUNTERPARTS.....................................................31
   8.11. LIMITATION OF LIABILITY..........................................31
   8.12. FORUM SELECTION; CONSENT TO JURISDICTION.........................31
   8.13. WAIVER OF JURY TRIAL.............................................32

EXHIBIT A -- Articles of Incorporation....................................34

EXHIBIT B -- Authorizing Resolutions......................................35

EXHIBIT C -- Form of Warrant Certificate..................................36

EXHIBIT D -- Restrictive Legends..........................................37

                             WARRANT AGREEMENT


         THIS WARRANT AGREEMENT (as defined in Article 7 along with all the other defined terms, this "Agreement") is made and effective as of February 15, 2001 by and between BIZNESSONLINE.COM, INC. (as more fully defined in Article 7, "Company"), and MCG FINANCE CORPORATION (as more fully defined in Article 7, "Purchaser", "Lender" and/or a "Holder").


                              R E C I T A L S
                              - - - - - - - -

         WHEREAS, Company (together with certain of its Affiliates) and Lender entered into a Credit Facility Agreement dated as of March 16, 2000 (the "Original Credit Agreement") and various related Loan Documents (as defined in the Original Credit Agreement) pursuant to which Lender agreed to provide Borrowers (as defined therein) with credit facilities initially aggregating up to $15.0 million; and

         WHEREAS, to induce Lender to enter into the Original Credit Agreement and other Loan Documents and as additional consideration for the credit provided thereunder, Company issued and delivered to Purchaser certain warrants (evidenced by warrant certificates) to purchase up to an aggregate of 838,779 shares of Common Stock of Company (the "Original Warrants"); and

         WHEREAS, Borrowers applied to Lender (a) to amend the credit facility in order to add an additional Subsidiary as a Borrower thereunder; and (b) to increase the term loan arrangement to $17 million (such additional $2 million (or any portion thereof) to be advanced in the sole and absolute discretion of Lender) and to otherwise restructure various aspects of the credit facilities thereunder; and

         WHEREAS, to induce Lender to enter into the Amendment Number One to BiznessOnline.com, Inc. Loan Documents (together with the Original Credit Agreement, and as such Original Credit Agreement may be further amended and modified from time to time hereafter, the "Credit Agreement") and as additional consideration for the accommodations and credit to be provided thereunder, in the event the Merger Condition (as defined in the Credit Agreement) was not satisfied before February 15, 2001, Company agreed to issue and deliver to Purchaser the Warrants (evidenced by Warrant Certificates) to purchase up to an aggregate of 825,000 shares (subject to adjustment as provided in Section 4.11 and Section 5.1) of Common Stock of Company, and , in such event, Purchaser agreed to convey the Original Warrants to Company; and

         WHEREAS, the Merger Condition has not been satisfied;

         NOW, THEREFORE, for good and valuable consideration (receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound hereby, Company and Purchaser hereby agree as follows:

                       ARTICLE 1 . GRANT OF WARRANTS

         1.1. GRANT OF WARRANTS. Company hereby grants to Purchaser warrants (including all Block A Warrants and all Block B Warrants, each a "Warrant"; collectively, the "Warrants") to purchase up to an aggregate of 825,000 shares of Common Stock (as such number may be adjusted from time to time as provided herein). 550,000 Warrants shall be designated as Block A Warrants and shall have a Block A Exercise Price, which Block A Exercise Price is set forth in Section 1.2. 275,000 Warrants shall be designated as Block B Warrants and shall have a Block B Exercise Price, which Block B Exercise Price is set forth in Section 1.2. Each Warrant is exercisable immediately.

         1.2. WARRANT ENTITLEMENT. Each Block A Warrant entitles the registered Holder of such Warrant to purchase (during the Exercise Period) one fully paid, nonassessable Warrant Share at a price of $3.50 per share (as such amount may be adjusted from time to time as provided herein, the "Block A Exercise Price"). Each Block B Warrant entitles the registered Holder of such Warrant to purchase (during the Exercise Period) one fully paid, nonassessable Warrant Share at a price per share equal to $8.50 per share (as such amount may be adjusted from time to time as provided herein, the "Block B Exercise Price").

         1.3. WARRANTS AS ADDITIONAL COMPENSATION. The Warrants (and the grant thereof hereunder) are additional compensation for the cost, expense and risk incurred by Lender (and/or its Affiliates) associated with the underwriting and establishment of the loan credit facilities provided for in the Credit Agreement, but neither the grant nor the exercise of any Warrants in any way affects or relieves Company, Borrowers (or any Affiliate thereof) of any of its obligations to fully and timely perform and to fully and timely repay the entire indebtedness due under the Credit Agreement and related Loan Documents.


           ARTICLE 2 . PURCHASER'S REPRESENTATIONS AND AGREEMENTS

         Purchaser represents and warrants that it is acquiring the Warrants (a) solely for the purpose of investment and not with a view to any distribution of the Warrants or any Warrant Shares within the meaning of the Securities Act, and (b) with no present intention of selling or otherwise transferring the Warrants, the Warrant Certificates or the Warrant Shares except as provided herein. Purchaser further represents and warrants as follows: (1) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Warrants, and (2) it has the ability to bear the economic risks of its prospective investment, and (3) it is able (without materially impairing its financial condition) to hold the Warrants and Warrant Shares for an indefinite period of time and to suffer a complete loss on its investment in such Warrants and Warrant Shares. Purchaser agrees that it will not offer, sell or otherwise transfer any Warrants, Warrant Certificates or Warrant Shares except in compliance with this Agreement and the Securities Act (and the regulations of the Commission thereunder), as well as in compliance with any applicable laws, regulations and orders of and/or administered by any State PUC (to the extent failure to so comply could reasonably be expected to have or cause a material adverse effect on the operations of Company) or the FCC. Purchaser further represents and warrants that it is an "accredited investor" within the meaning of Rule 501 under Regulation D of the Securities Act, has received a copy of Company's Information Statement dated within 10 calendar days of the date of this Agreement disclosing certain risks regarding investment in the Company's securities as well as other information pertaining to the Company's business.


            ARTICLE 3 . COMPANY'S REPRESENTATIONS AND WARRANTIES

         Company represents and warrants that:

         3.1. LEGAL EXISTENCE AND POWER. Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (b) has all requisite corporate power to execute, deliver and perform this Agreement, and (c) has all requisite corporate power to issue and deliver the Warrants, to execute, deliver and perform the Warrant Certificates (evidencing the Warrants), and to issue and deliver the Warrant Shares (if and when any Warrants are exercised and upon payment of the purchase price therefor). The Articles of Incorporation of Company (as amended from time to time prior to the effective date hereof) are attached as Exhibit A.

         3.2. AUTHORIZATION; NON-CONTRAVENTION. Company has duly authorized each of the following by all requisite actions thereof: (a) the execution, delivery and performance of this Agreement, and (b) the issuance and delivery of the Warrants, and (c) the execution, delivery and performance of the Warrant Certificates, and (d) the issuance and delivery of the Warrant Shares upon any exercise of the Warrants and payment of the purchase price therefor. None of the actions or activities by Company the authorization of which is described in the first sentence of this Section (when performed by Company) will violate, breach or cause a default under (or will require any consent that has not been obtained under) any applicable law or regulation (including the laws, regulations and orders of and/or administered by the FCC or any State PUC), the Organic Documents of Company, any voting or other equity-related agreements, any other material agreements or instruments, any order, injunction or decree of any court or governmental authority, or any permit, authorization or license that (with respect to each of the foregoing items, as applicable) Company is a party to, Company is bound by or Company operates pursuant to. The resolutions of Company's Board of Directors authorizing the actions described in the first sentence of this Section are attached as Exhibit B and are in full force and effect as of the effective date hereof.

         3.3. EXECUTION, DELIVERY AND BINDING EFFECT. This Agreement and the Warrant Certificates have been duly executed and delivered by Company. This Agreement, the Warrant Certificates and the Warrants constitute valid and binding obligations of Company enforceable against Company in accordance with their terms except as (a) the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         3.4. BROKER AND FINDER FEES. Company has not dealt with any broker, finder, investment bank or other advisor in connection with the issuance and sale of the Warrants or Warrant Shares, and no broker, finder, investment banking or advisory fee or commission has been or will be payable by Company with respect to the issuance and sale of the Warrants or the Warrant Shares.

         3.5. OFFER AND SALE OF SECURITIES. Assuming the truth of the representations and warranties of the Purchaser set forth in Article 2 as of the date hereof and as of the date of exercise of the Warrants and acquisition of the Warrant Shares, then the offer, sale and issuance of the Warrants complied with or are exempt from, and the issuance of the Warrant Shares pursuant to the terms hereof and thereof will comply with or will be exempt from, the requirements of federal and applicable state securities or "Blue Sky" laws.

         3.6.     CAPITALIZATION; WARRANT SHARES AS A PERCENT OF CAPITAL STOCK.
                  ------------------------------------------------------------

                  a. Schedule 3.6 accurately and completely describes all of the authorized, issued and outstanding shares of Capital Stock of Company as of the date hereof. All of such outstanding shares of Capital Stock have been validly issued and are fully paid and nonassessable.

                  b. There are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements under which Company is or may be obligated (contingently or otherwise) to issue any Capital Stock or to purchase, redeem, retire or otherwise acquire any Capital Stock, except (1) pursuant to this Agreement, and (2) warrants issued to the Company's underwriters for its initial public offering exercisable for 290,000 shares of Common Stock at an exercise price of $16.50 per share (the "Underwriters' Warrants"), and warrants issued to certain financial advisors exercisable for 245,000 shares of Common Stock at exercise prices of $5.63 (200,000 warrants), $7.00 (30,000 warrants) and $9.00 (15,000 warrants) per share (the "Advisors' Warrants"), and options issued to directors, officers, employees and agents of Company exercisable for 1,178,622 shares of Common Stock at exercise prices ranging from $.20 to $15.00 per share, and (3) other warrants issued or to be issued to Lender pursuant to the Credit Agreement, and (4) as otherwise set forth in
Schedule 3.6 to the Credit Agreement. No Person has any right of first refusal, preemptive right, anti-dilution protection, put right, registration right, or similar right with respect to any Capital Stock of Company, except (i) Holders pursuant to this Agreement, and (ii) the holders of the Underwriters' Warrants which warrants contain customary demand and piggyback registration rights, and (iii) the holders of a portion of the Advisors' Warrants exercisable for 215,000 shares which warrants are entitled to registration rights and anti-dilution protection and (iv) holders of other warrants issued pursuant to the Credit Agreement. To the knowledge of Company (after diligent inquiry), no holder of any Capital Stock is a party to any equityholder or voting agreement with respect to any such Capital Stock.

                  c. The Warrant Shares (if issued as of the effective date hereof) would constitute approximately 7.0% of the issued and outstanding shares of Capital Stock and voting rights on a fully diluted basis assuming 9,966,572 shares are outstanding as of the date hereof, warrants and options exercisable for up to an aggregate of 2,538,622 are outstanding as of the date hereof excluding 690,328 shares and 1,200,487 warrants to be issued to Lender as of the date hereof.

         3.7. RESERVATION AND ISSUANCE OF WARRANT SHARES. Company has reserved among its currently authorized but unissued shares of Common Stock the full number of Warrant Shares deliverable upon exercise of all of the Warrants. The Warrant Shares (when and if issued upon exercise of the Warrants in accordance with the terms hereof) (a) will be duly authorized, validly issued, fully paid and nonassessable, and (b) will be free from all taxes (other than income taxes that may be imposed upon the Holder thereof), liens (other than liens that may be created by the Holder thereof as and to the extent permitted under this Agreement), preemptive rights, rights of first refusal or similar rights of other equityholders of Company.

         3.8. DISCLOSURES. All information relating to or concerning Company (and its direct and indirect Subsidiaries, if any) set forth in this Agreement or otherwise provided to Purchaser in connection with the transactions contemplated by this Agreement is true, correct and complete in all material respects, and Company has not omitted to state any material fact necessary in order to make the statements made herein or therein (in light of the circumstances under which there were made) not misleading.

         3.9. ACKNOWLEDGMENT REGARDING PURCHASER'S PURCHASE OF THE WARRANTS. Company acknowledges and agrees that (a) Purchaser is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereby, and (b) Company has been advised by legal counsel in connection herewith, and (c) Purchaser is not acting as a financial advisor or fiduciary of Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, and (d) any advice given by Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to Purchaser's purchase of the Warrants.


                ARTICLE 4 . THE WARRANTS AND WARRANT SHARES

         4.1.     WARRANT CERTIFICATES.
                  --------------------

                  a. Form of Certificate; Registration Among Company's Records. The Warrants shall be evidenced by one or more Warrant Certificates, each of which will be substantially in the form of Exhibit C with the applicable legend specified on Exhibit D (but such certificates shall incorporate such changes therein as may be required from time to time to reflect any adjustments made pursuant to Article 5, and the legend thereon shall be modified or removed from time to time to reflect the applicable requirements of the Securities Act). Each Warrant Certificate shall be uniquely numbered, shall identify the record Holder thereof, and shall be registered on the books and records of Company in substantially the same manner as other equity interests of Company.

                  b. Exchange and Transfer of Certificates. A Warrant Certificate (and the Warrants evidenced thereby) may be exchanged or (subject to compliance with the applicable requirements hereof) may be transferred from time to time at the option of the Holder thereof. Upon surrender of any such Warrant Certificate to Company, then Company shall issue and deliver to (or in accordance with the written instructions of) such Holder one or more new Warrant Certificates evidencing in the aggregate the same number of Warrants.

                  c. Missing and Mutilated Certificates. If any Warrant Certificate is lost, stolen, mutilated or destroyed, then Company (upon request of the registered Holder thereof) shall issue and deliver to (or in accordance with the written instructions of) such Holder one or more replacement Warrant Certificates evidencing in the aggregate the same number of Warrants. Company's obligation under this Clause is conditioned upon its receipt of reasonably satisfactory evidence of such loss, theft, mutilation or destruction.

                  d. Authorization of Certificate Signer. Any Warrant Certificate may be signed on behalf of Company (and delivered to the Holder entitled thereto) by any person who, on the actual date of execution of such Warrant Certificate, is a proper officer of Company to sign such Warrant Certificate even though (1) on the date of execution of this Agreement such person was not such an officer, and/or (2) on the date of delivery of such Warrant Certificate such person has ceased to serve as such officer of Company.

         4.2.     EXERCISE OF WARRANTS.
                  --------------------

                  a. Exercise Period. The Warrants are exercisable at any time and from time to time after the effective date hereof and prior to 11:59 p.m. (Eastern Time) on February 15, 2011 (as such period may be extended from time to time by mutual agreement of the Holders and Company, "Exercise Period"), at which time any unexercised Warrants shall expire.

                  b. Method of Exercise; Cashless Exercise. A Holder of any Warrant Certificate may exercise any such Warrants from time to time during the Exercise Period to purchase Warrant Shares upon (1) the surrender of such Warrant Certificate evidencing such Warrants, and (2) the payment of the applicable Exercise Price in cash, by certified or cashier's check payable to the order of Company or by wire transfer to Company. As an alternative to paying such Exercise Price (or any portion thereof) in cash, a Holder may instead elect to effect a cashless exercise pursuant to which such Holder will receive in exchange for such tendered Warrants an amount of Warrant Shares determined by multiplying (a) the number of Warrant Shares into which such Holder would otherwise be entitled as a result of such exercise by (b) a fraction (i) the numerator of which is the difference between the then Current Market Price per Warrant Share and the Exercise Price then in effect and (ii) the denominator of which is the then Current Market Price per Warrant Share. Such surrender and payment must occur at an office of Company or at such other address as Company may specify in writing to the then registered Holder of such Warrant Certificate.

                  c. Issuance of Warrant Shares Upon Exercise. Upon surrender of any Warrant Certificate and payment of the applicable Exercise Price (as described above in this Section), then Company shall issue, sell and deliver to or upon the instructions of the Holder of such Warrant Certificate and/or its designee one or more certificates evidencing in the aggregate the number of Warrant Shares represented by such Warrant Certificate that are then being purchased (each of which Warrant Shares shall be validly issued, fully paid and nonassessable). Any persons so designated to be named therein shall be deemed to have become a Holder of record of such Warrant Shares as of the date of exercise of such Warrants. If less than all of the Warrants evidenced by a Warrant Certificate are exercised at any time prior to the last day of the Exercise Period, then Company shall issue to such Holder (or its designee) one or more new Warrant Certificates evidencing the remaining number of Warrants evidenced by such Warrant Certificate that are not then exercised by Holder.

                  d. Rights of a Holder of Warrant Shares Upon Exercise. Upon any exercise of Warrants by a Holder entitled thereto in accordance with and as provided under this Agreement, the Holder of such issued Warrant Shares shall be entitled to all of the rights and benefits of a holder of Common Stock under the Organic Documents of Company as well as the rights and benefits of a Holder of Warrant Shares under this Agreement (notwithstanding any provision of such Organic Documents to the contrary). To the extent that the rights and benefits of a holder of Capital Stock under the Organic Documents are inconsistent with or less favorable than the rights and benefits of a Holder of Warrant Shares under this Agreement, then the terms and provisions of this Agreement shall control and govern with respect to the rights and benefits of such Holder.

         4.3.     TRANSFERS OF WARRANTS AND WARRANT SHARES.
                  ----------------------------------------

                  a. General Transferability. Except as otherwise expressly provided herein, upon compliance with any applicable requirements under the Securities Act and the laws, regulations and orders of and/or administered by each State PUC (to the extent failure to so comply could reasonably be expected to have or cause a material adverse effect on the operations of Company) or the FCC, then the Warrants, the corresponding Warrant Certificates and the Warrant Shares may be transferred by a Holder from time to time in whole or in part upon complying with the applicable restrictions under this Section (but without the necessity of otherwise obtaining any consent of Company).

                  b. Treatment of Holder Prior to Notice of Transfer. Prior to receiving notice of any such transfer (either from such Holder or from such transferee), Company shall be otherwise entitled to treat such known Holder as the Holder of record hereunder for purposes of giving and receiving notices and for purposes of exercising rights hereunder.

                  c. Rights of a Subsequent Holder. Unless otherwise limited or restricted pursuant to the document of transfer, then a subsequent Holder of Warrants, Warrant Certificates or Warrant Shares hereunder shall be entitled to all of the rights and benefits of the transferring Holder under this Agreement and under the Organic Documents.

         4.4.     REGISTRATION AND RELATED RIGHTS.
                  -------------------------------

                  a. Incidental Registration in a Public Offering. Each Holder of Warrant Shares and each Holder of Warrants shall have the right to require Company to include all or (at such Holder's election) any portion of such Warrants and the Warrant Shares purchasable upon exercise of any such Warrants in any Public Offering of Company's securities, other than in connection with a merger or pursuant to a Form S-8, Form S-4 or other comparable or successor registration statement.

         Company shall give written notice to each Holder of Warrants and each Holder of Warrant Shares (at each such Holder's last known address as it appears on Company's books and records) at least 30 days prior to the initial filing of a registration statement pertaining to any Public Offering. In addition, Company shall also notify such Holders promptly after the occurrence of any of the following events: (i) the initial filing of a registration statement with the Commission pertaining to any Public Offering, or (ii) any amendment, supplement or modification to any registration statement for a Public Offering by Company (other than amendments, supplements and modifications that occur automatically through incorporation by reference as a result of subsequently prepared publicly available materials), or (iii) any withdrawal of any registration statement for a Public Offering by Company. Once any such registration statement is declared effective by the Commission, then Company may not amend or modify it without providing each Holder of Warrants and each Holder of Warrant Shares with written notice thereof at least 2 Business Days prior to filing any such amendment or modification with the Commission.

         In connection with any such Public Offering, Company shall enter into an underwriting agreement with one or more underwriters that shall provide, among other things, that the underwriters shall offer to purchase at the closing of such Public Offering all of the Warrant Shares and all of the Warrants (or such lesser portion thereof as any Holder may request) at the price paid by the underwriters for the Capital Stock (or if a security convertible into or exchangeable for, or rights to purchase, Capital Stock, then the conversion, exchange or purchase price for the Capital Stock provided for by such security less the conversion, exchange or exercise premium on the date of such offering) sold by Company and/or any selling shareholders (less, with respect to Warrants, the applicable Exercise Price then in effect). Notwithstanding the foregoing, if the underwriters shall advise Company in writing that, in their experience and professional opinion arrived at in good faith based upon existing market conditions, inclusion of such number of Warrant Shares (together with the shares of Capital Stock requested for registration by any other selling equityholders) will adversely affect the price or distribution of the securities to be offered in such Public Offering solely for the account of Company, then (1) Company shall promptly furnish each such Holder with a copy of such written advice by the underwriters, and (2) such Holders shall then have the right to include only such number of Warrant Shares and Warrants that such advice by the underwriters indicates may be distributed without adversely affecting the distribution of the securities solely for Company's account. As among Holders of Warrant Shares and/or Warrants, such availability for inclusion in the registration for such Public Offering shall be allocated pro rata based upon the total number of Warrant Shares owned or purchasable by such Holder. As between such Holders and any other holders of Capital Stock requesting to be included in such Public Offering, priority for inclusion in the registration for such Public Offering shall be allocated pro rata among the Holders of Warrant Shares and Warrants and the other holders of securities entitled to incidental or piggyback registration rights.

         In connection with any Public Offering, provided that all other holders of equity interests of Company are subject to identical (or more restrictive) restrictions with respect to their equity interests, then each Holder of Warrants and each Holder of Warrant Shares shall agree to refrain from selling or otherwise transferring (other than to a Holder-Affiliated Transferee) any Warrant Shares not included in such Public Offering for a period of time (not to exceed 180 calendar days after the effective date of the registration statement for such Public Offering) as may be appropriate under the circumstances and reasonably requested by Company and the underwriters for such offering.

                  b. Demand Registration. In addition to any other registration rights to which any Holder is entitled, at any time and from time to time after the date hereof, Company (upon each request of Holders of at least 50% of the Warrant Shares and Warrants) shall prepare, shall file with the Commission and shall use its best efforts to cause to become effective as promptly as reasonably possible a registration statement (on Form S-3 or any successor form, if available) covering such number of Warrant Shares owned or then purchasable as is requested by such Holders. Notwithstanding the foregoing, Company shall not be required to so prepare and file upon the demand of such Holders either (a) more than two (2) such registration statements that are declared effective by the Commission and maintained in effect by Company for at least 90 consecutive calendar days and are not on a Form S-3 (or any successor form), or (b) any such registration statement within the first 180 calendar days after the closing of a Public Offering in which 50% or more of the Warrant Shares and Warrants were included, or (c) any registration statement if the anticipated gross proceeds of the Public Offering is less than the lesser of $1,000,000 or the proceeds realized by registering all Warrants and Warrant Shares then held by Holders.

         In connection with any such demand registration, Company shall use its best efforts to engage (or, at Holders' request, shall use its best efforts to assist Holders in engaging) one or more underwriters to purchase on a best-efforts or a firm-offer basis the Warrant Shares owned or then purchasable at the price at which such Warrant Shares are to be resold under such registration statement less the underwriters' discount (less, with respect to Warrants, the applicable Exercise Price then in effect). The registration statement shall also provide that sales of the Warrant Shares may be made by dealers, on an exchange if listed, directly to purchasers or in any other manner. No such registration statement filed pursuant to this demand registration provision (without the consent of Holders of at least 50% of the total Warrant Shares and Warrants) may relate to any securities other than the Warrant Shares (other than the underwriters' warrants and the advisors' warrants existing as of the date hereof), and no other securities (other than the underwriters' warrants and the advisors' warrants existing as of the date hereof) may be sold incidentally to any such underwritten public offering of Warrant Shares so registered.

         In connection with any such demand registration, Company shall keep effective and maintain the registration, qualification, approval or listing covering the Warrant Shares for a period of at least 90 consecutive calendar days (or in the event such registration is on Form S-3 or any successor form, on a continuous basis). Company from time to time shall amend or supplement the prospectus and registration statement used in connection with any such registration to the extent necessary to comply with applicable law (including to reflect additional information relating to the plan of distribution), and shall immediately advise each Holder if any such prospectus or registration statement does not so comply and/or if any stop order or similar order is issued or threatened or any request for amendment or supplement is received from any regulatory agency. Company shall make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment. Company shall comply with all other applicable laws in connection with any offering of Warrant Shares and will promptly make available an earnings statement in accordance with Section 11(a) of the Securities Act and the regulations promulgated thereunder.

                  c. Holders Entitled to Equivalent Rights. Except for the underwriters' warrants and the advisors' warrants existing as of the date hereof, if Company has otherwise granted or hereafter grants to any Person any other or additional registration rights with respect to any securities of Company (or similar registration rights with any more favorable or less restrictive terms), then Company will promptly notify each Holder of Warrants and each Holder of Warrant Shares, and such registration rights (or the more favorable or less restrictive terms thereof) will be deemed automatically to be incorporated into this Agreement (without the necessity of any other action by the parties hereto) as additional registration rights that each Holder is entitled to exercise.

                  d. Sales Through Underwriters and Dealers. Company shall effect the registration or qualification of the Warrant Shares, and the notification to or approval of any governmental authority under any federal or state law, and the listing with any securities exchange on which the Common Stock is listed, in each instance as may be reasonably necessary to permit the sale of Warrant Shares through underwriters, and, in the case of a demand registration hereunder, also through dealers, on an exchange, directly to purchasers or in any other manner.

                  e. Certain Additional Agreements in Connection with Registrations. In connection with any Public Offering, Company (1) shall enter into, execute and deliver all agreements and other instruments and documents (including opinions of counsel, comfort letters and underwriting agreements) that are customary and appropriate with such public offerings, and (2) shall cooperate with any underwriters to facilitate sales of the Warrant Shares to the same extent as if such Warrant Shares were being offered directly by Company, and (3) shall furnish each Holder such numbers of copies of registration statements and prospectuses (and amendments and supplements thereto) as such Holder may reasonably request, and (4) shall take all such other actions as are necessary or advisable to facilitate the registration and sale of such Warrant Shares. In connection with any Public Offering as to which any Holder is requesting registration of Warrant Shares, each such Holder (i) shall provide Company with such information regarding itself, himself or herself as may be reasonably required by Company, and (ii) shall reasonably cooperate with Company in the preparation of the registration statement, and (iii) shall enter into, execute and deliver all agreements and other instruments and documents that are customary and appropriate for selling equityholders to execute in connection with a secondary public offering.

                  f. Indemnification by Company. In connection with any offering of Warrant Shares pursuant to the provisions of this Section, Company hereby indemnifies and holds harmless each Holder of Warrants and each Holder of Warrant Shares (and the directors, officers and controlling Persons of each such Holder), each other Person (if any) who acts on behalf of or at the request of any such Holder, each underwriter, and each other Person who participates in the offering of Warrant Shares (collectively, for purposes of this Clause, the "Indemnified Parties") against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon either of the following:

                           (i) any untrue statement or alleged untrue
                  statement of any material fact contained (on the effective date thereof) in any registration statement (or any amendment thereto) under which such Warrant Shares were registered under the Securities Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or

                           (ii) any untrue statement or alleged untrue
                  statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or

                           (iii) any violation by Company of any federal or
                  state law, rule or regulation applicable to Company in connection with any registration statement or prospectus (or any amendment or supplement thereto).

Company shall also reimburse each such Indemnified Party for any legal or any other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action.
Notwithstanding the foregoing, Company shall not be liable to an Indemnified

Party in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary prospectus, prospectus, or amendment or supplement in reliance upon and in conformity with written information furnished to Company through an instrument duly executed by such Indemnified Party specifically stating that it is expressly for use therein. Such indemnity shall remain in full force and effect and shall survive the transfer of such Warrants or Warrant Shares by any such Holder.

                  g. Indemnification by Holders. Each Holder whose Warrant Shares are sold under any registration statement pursuant to this Section (by inclusion of such Warrant Shares thereunder) shall indemnify and hold harmless Company (the officers, directors and controlling Persons thereof), each other Holder of Warrants and each other Holder of Warrant Shares (and the directors, officers and controlling Persons of each such Holder), each other Person (if any) who acts on behalf of or at the request of Company or such other Holder, each underwriter, and each other Person who participates in the offering of Warrant Shares (collectively, for purposes of this Clause, the "Indemnified Parties") against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon either of the following:

                           (i) any untrue statement or alleged untrue
                  statement of any material fact contained (on the effective date thereof) in any registration statement (or any amendment thereto) under which such Warrant Shares were registered under the Securities Act at the request of such Holder, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or

                           (ii) any untrue statement or alleged untrue
                  statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

but only to the extent (with respect to either of the foregoing Clauses) that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary prospectus, prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Company through an instrument duly executed by such Holder specifically stating that it is expressly for use therein. Each such Holder shall also reimburse each such Indemnified Party for any legal or any other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding the foregoing, no such Holder shall be liable to any Indemnified Party in any such instance to the extent (a) such loss, claim, damage or liability relates to any untrue statement or omission, or any alleged untrue statement or omission, made in a preliminary prospectus but eliminated or remedied in a final prospectus, and (b) a copy of the final prospectus was not delivered to the Person asserting the claim at or prior to the time required by the Securities Act in an instance for which delivery thereof would have constituted a defense to the claim asserted by such Person and the failure to so deliver such prospectus was not the result of the negligence of such Holder.

                  h. Certain Notices and Other Rights Relating to Indemnification. A party from whom indemnity may be sought pursuant to the provisions of this Section shall not be liable for such indemnity with respect to any claim as to which indemnity is sought unless the party seeking such indemnity shall have notified such indemnifying party in writing of the nature of such claim promptly after such indemnified party becomes aware of the assertion thereof. Notwithstanding the foregoing, the failure to so notify such indemnifying party shall not relieve such party from any liability which it may have to such indemnified party otherwise than on account of the provisions of this Section or if the failure to give such notice promptly shall not have been prejudicial to such indemnifying party. No indemnifying party shall be liable for any compromise or settlement of any such action effected without its consent. No indemnifying party (in the defense of any such claim or suit), without the consent of each indemnified party, shall consent to any compromise or settlement that does not include as an unconditional term thereof the giving by the claimant to such indemnified party of a complete release from all liability in respect of such claim or suit.

                  i. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section for any reason is held to be unenforceable although applicable in accordance with its terms, Company and the Holders, as amongst themselves, shall contribute to the losses, claims, damages, liabilities and expenses described herein in such proportions so that the portion thereof for which any Holder shall be responsible shall be limited to the portion determined by a court or the parties to any settlement to be directly attributable to an untrue statement of a material fact or an omission to state a material fact in a registration statement, preliminary prospectus, prospectus or amendment or supplement thereto in specific reliance upon and in conformity with written information furnished to Company through an instrument duly executed by such Holder specifically stating that it is expressly for use therein, and Company shall be responsible for the balance. Notwithstanding the foregoing, the liability of each Holder shall be limited to the net proceeds received by such Holder from the sale of the Warrant Shares sold by it thereunder. Company and the Holders agree that it would not be just and equitable if their respective obligations to contribute were to be determined by pro rata allocation, by reference to the proceeds realized by them or in any manner which does not take into account the equitable considerations set forth in this Clause.

         4.5.     RIGHTS UPON EQUITY DISPOSITIONS, EQUITY REDEMPTIONS
                  ---------------------------------------------------
AND NON-SURVIVING TRANSACTIONS.
------------------------------

                  a. Offer to Purchase. In connection with any Equity Disposition, any Equity Redemption or any Non-Surviving Transaction, Company or the acquiror in any such transaction shall also offer to purchase on the terms set forth below all of the Warrant Shares and all of the Warrants. If an Equity Disposition or an Equity Redemption is of less than all of the Capital Stock then outstanding, then the number of Warrants and Warrant Shares subject to purchase under this Section shall be reduced proportionately (to the nearest whole number), and such reduced number will be allocated pro rata among all Holders desiring to tender Warrant Shares or Warrants in connection with such transaction.

                  b. Notice of Proposed Transaction. Company shall give written notice to each Holder of Warrants and each Holder of Warrant Shares (at each such Holder's last known address as it appears on Company's books and records) promptly after an agreement in principle is reached with respect to any Equity Disposition, any Equity Redemption or any Non-Surviving Transaction (but, in any event, at least 30 calendar days prior to the closing of any such transaction).

                  c. Purchase Price. If a Holder accepts the offer under this Section, then (as a condition to consummation of such Equity Disposition, Equity Redemption or Non-Surviving Transaction) either Company or such acquiror shall purchase (either before or concurrently with the consummation of such transaction) all Warrants and Warrant Shares tendered by a Holder thereof at an aggregate price equal to the product of (1) the aggregate consideration received by all sellers and transferors in connection with such transaction or series of related transactions (including the consideration to be received by the holders of Warrants and Warrant Shares pursuant to this provision) and (2) a fraction the numerator of which is the number of Warrants and Warrant Shares tendered for purchase in connection with such transaction or series of related transactions and the denominator of which is the sum of the number of shares of Common Stock outstanding immediately prior to such transaction or series of related transactions plus the number of Warrants then outstanding (which product shall be net of the applicable Exercise Price then in effect with respect to Warrants tendered but not with respect to Warrant Shares tendered).

                  d. Payment of Purchase Price. Company (either before or concurrently with the consummation of such transactions) shall distribute to the respective Holders of Warrants and Warrant Shares (or to such other Person as such Holder may direct Company in writing) the applicable purchase price for each tendered Warrant Share and Warrant. Such payment, except as otherwise provided in this Clause, shall be in immediately available funds (i.e., in cash, by certified or cashier's check, or by wire transfer) or by any other means acceptable to such Holder. In addition, Company shall also deliver to each such Holder (as and to the extent applicable) a return or re-issuance of Warrants and Warrant Shares not purchased in connection with any such transaction. To the extent that any consideration for such transaction is payable by such acquiror in cash, in publicly traded and readily marketable securities (with reasonable liquidity and no restrictions on transfer) or evidence of indebtedness from an obligor who (in the commercially reasonable opinion of Holders) is highly creditworthy, then the purchase price payable to Holders may be in the same form of consideration; otherwise, the purchase price (or the remaining balance thereof) payable to Holders shall be in immediately available funds. Notwithstanding the foregoing, in connection with any such Equity Disposition, Equity Redemption or Non-Surviving Transaction, each Holder may elect (at its option) to receive the purchase price payable under this Section pro rata in kind in the same form of consideration as is to be received by Company or such selling equityholder.

                  e.       Intentionally Blank.
                           -------------------

         4.6.     REPURCHASE OFFERS.
                  -----------------

                  a. Offer to Repurchase. Within 30 calendar days following the occurrence of any Repurchase Condition, Company and each Borrower (jointly and severally) shall make a written offer (each, a "Repurchase Offer") to repurchase at the Repurchase Price up to all of the Warrant Shares and Warrants owned by each Holder. Each such Repurchase Offer (among other things) shall indicate the date of occurrence of the relevant Repurchase Condition and shall provide a calculation of the Current Market Price per Warrant Share (together with a copy of documentation supporting such calculation). Each such Repurchase Offer shall be delivered by Company to each such Holder entitled thereto by first-class mail to the last known address of such Holder on the books and records of Company.

                  b. "Repurchase Condition". A "Repurchase Condition" will be deemed to occur (1) at any time after January 1, 2005 upon a written request from Holders of at least 50% of the outstanding Warrants and Warrant Shares, and (2) upon any full repayment of the indebtedness under the Loan Documents, and (3) upon the occurrence of any Event of Default under and as defined in the Credit Agreement, and (4) upon the execution of any definitive agreement by Company or holders of Capital Stock to engage in an Equity Disposition or a Non-Surviving Transaction (or any amendment thereto), and (5) upon any attempt by any Holder to exercise the Warrants in accordance with the terms hereof at a time when Company is legally, regulatorily or otherwise not authorized or permitted to issue the corresponding Warrant Shares, provided, however, that Company shall be permitted a reasonable period of time (not to exceed 30 calendar days) to prepare any state blue sky filings, information statements, Nasdaq listing applications or other necessary securities documents to procure the necessary private placement exemptions from registration and Nasdaq approvals in connection with any such exercise without a "Repurchase Condition" being deemed to have occurred.

                  c. "Repurchase Price". The "Repurchase Price" for each Warrant and Warrant Share in connection with any such Repurchase Offer will be the Current Market Price per Warrant Share, less with respect to Warrants (but not Warrant Shares) the applicable Exercise Price then in effect.

                  d. Acceptance of Repurchase Offer. At any time within 30 calendar days after a Holder receives a Repurchase Offer (together with a final written valuation report), each such Holder may accept such Repurchase Offer by agreeing to tender for repurchase by Company all or any portion of such Holder's Warrant Shares and Warrants.

                  e. Payment of Purchase Price. Within 30 calendar days of receiving any such agreement to tender Warrant Shares or Warrants, Company and each Borrower (jointly and severally) shall distribute to each such Holder (or to such other Person as such Holder may direct Company in writing) the applicable Repurchase Price for each such tendered Warrant Share and Warrant in cash, by certified or cashier's check, by wire transfer or by any other means acceptable to such Holder (concurrently with which distribution, such Holder shall deliver to Company the Warrant Certificates and/or Warrant Shares). In addition, Company shall also deliver to each such Holder (as and to the extent applicable) a return or re-issuance of Warrants and Warrant Shares not tendered for repurchase. Notwithstanding the foregoing, with respect to the Repurchase Condition occurring concurrently with any full repayment of the indebtedness under the Loan Documents under Clause "b(2)" above, unless the Holders otherwise consent, Company and each Borrower (jointly and severally) shall establish a cash escrow of the Repurchase Price with a "well capitalized" depository institution concurrently with any such full repayment of the indebtedness under the Loan Documents (but such cash escrow shall be returned to Company if the Holders elect not to accept such Repurchase Offer within the time period set forth in Section 4.6.d).

         4.7. CUMULATIVE RIGHTS. The rights of Holders upon the occurrence of events set forth in this Article 4 are cumulative. If more than one such event occurs simultaneously (or the time period for exercising any such rights overlaps), then each Holder can elect which rights (if any) to exercise and any prior inclusion or surrender of Warrants or Warrant Shares with respect to a transaction that has not yet closed may be rescinded by such Holder during such overlapping period in order to exercise rights arising under any concurrently occurring event.

         4.8. EXERCISE OF RIGHTS CONDITIONED UPON CLOSING OF TRANSACTION INVOLVED. The rights of Holders to have Warrants or Warrant Shares included and sold in any Public Offering or purchased in any Equity Disposition or Non-Surviving Transaction pursuant to this Article 4 are conditioned upon the consummation of the proposed transaction. Neither Company nor any equityholder involved in any such proposed transaction shall have any obligation to Holders to consummate any such proposed transaction once an agreement in principle or decision to proceed with respect thereto is reached, except as expressly provided in this Article 4.

         4.9. PAYMENT OF TAXES AND EXPENSES. Company will pay all expenses (including reasonable costs and expenses of Holders and one legal counsel thereto, but excluding underwriter's and/or broker's discounts and commissions), taxes (other than income taxes) and other reasonable fees and charges attributable to the issuance, registration, qualification, notification, approval, listing, transfer pursuant to Section 4.5, and/or repurchase of the Warrants, the Warrant Certificates and the Warrant Shares.

         4.10. RESERVATION AND ISSUANCE OF WARRANT SHARES. Company at all times shall reserve (and keep free from preemptive rights or similar rights of equityholders of Company) among its authorized but unissued shares of Capital Stock the full number of Warrant Shares deliverable upon exercise of all of the Warrants. Company covenants that all Warrant Shares (when and if issued upon exercise of the Warrants in accordance with the terms hereof including receipt of the Exercise Price) will be duly authorized, validly issued, fully paid and nonassessable (and will be free from all taxes, liens, charges and security interests with respect to the issuance thereof). Before taking any action that could cause an adjustment pursuant to Article 5, Company will take any corporate action that (in the opinion of its counsel) may be necessary or appropriate in order that Company may validly and legally issue fully paid and nonassessable Warrant Shares at the applicable Exercise Price as so adjusted.

         4.11. CORRECTIVE ADJUSTMENTS. Company hereby acknowledges that Purchaser has relied upon, among other things, the representation and warranty set forth in Section 3.6 regarding the outstanding Capital Stock of Company and the rights to acquire Capital Stock of Company as of the date of this Agreement. If it is later determined that the representation and warranty set forth in Section 3.6 is untrue or inaccurate such that the outstanding Capital Stock or rights to acquire Capital Stock are greater that the amount disclosed therein, then Company shall notify each Holder in writing within 10 Business Days of discovering such inaccuracy and shall promptly prepare, execute and deliver to the Holders such additional documents and certificates as are necessary to equitably adjust the Exercise Price and/or Warrants and Warrant Shares deliverable upon exercise of all Warrants for the benefit of Holders. Such adjustment shall include the issuance of additional Warrants and/or the reduction in Exercise Price of the Warrants, as approved in writing by Holders of a majority of the Warrants.

         4.12. LISTING OF SHARES. If Company lists any shares of Common Stock on any national securities exchange, inter-dealer quotation system or other market, then Company (at its expense) will use its best efforts to cause the Warrant Shares to be approved for listing, subject to notice of issuance, and will provide prompt notice to each such exchange, system or other market of the issuance thereof from time to time.

         4.13. LISTS OF HOLDERS. Company (from time to time upon the request of any Holder) will provide such Holder with a list of the registered Holders and their respective addresses.

         4.14. STATEMENT OF WARRANT INTEREST. Company (from time to time upon the request of any Holder) will provide such Holder with a statement of such Holder's interest in Company containing the following information (as applicable): (a) the number of Warrants then owned of record by such Holder, and (b) the number of Warrant Shares purchasable upon the exercise of each Warrant then owned of record by such Holder, and (c) the Exercise Price of each Warrant then owned of record by such Holder, and (d) the number of Warrant Shares then owned of record by such Holder, and (e) a chart describing (in reasonable detail) the then current capitalization of Company.

         4.15. RIGHT OF INSPECTION. At any time and from time to time during normal business hours (and upon reasonable prior written notice) Company will permit an agent or representative of any Holder (at such Holder's cost and expense) (i) to visit, and (ii) to examine and make copies of and abstracts from the books and records of Company and its Subsidiaries, and (iii) to discuss the affairs, finances, and accounts of Company and its Subsidiaries with any of their respective officers, directors and independent accountants, subject in all cases to the confidentiality requirements of Section 6.1(d).

         4.16. ATTENDANCE AND PARTICIPATION RIGHTS. So long as the Warrants and Warrant Shares of Holders (together will all other Capital Stock owned by any Holder) collectively represent 1% or more of the Common Stock (on a fully diluted basis), then a representative of Holders shall be entitled (if at any time hereafter Holders so elect) to attend each of the meetings of Company's Board of Directors (including, each committee thereof). Notwithstanding the foregoing, at the request of Company, representatives of Holders may be required temporarily to leave any such meeting of the Board of Directors if such action is necessary to preserve Company's attorney-client privilege with respect to such meetings or the information disseminated therein. In addition, at all times while any Holder owns Warrant Shares (together with all other shares of Capital Stock owned by such Holder) representing 5% or more of the issued and outstanding Common Stock, such Holder (at its option) shall be entitled to designate a pro rata percent of the positions on the Board of Directors (and each committee thereof) of Company (rounded upwards to the next whole number). The Company will cause any directors designated by a Holder to be included among the nominees who are recommended for election as directors by management of the Company, at each meeting of the Company's stockholders at which directors of the Company are proposed to be elected.

         4.17. COMPLIANCE WITH APPROVAL REQUIREMENTS. If any Warrants or Warrant Shares require registration or approval of the FCC, any State PUC or any other governmental authority (or the taking of any other action under the laws of the United States of America or any political subdivision thereof) before such securities may be validly issued, then Company will use best efforts to secure and maintain such registration or approval or will take such other action as and when necessary.


                    ARTICLE 5 . ANTI-DILUTION PROVISIONS

         5.1.     ADJUSTMENTS TO WARRANT SHARES PURCHASABLE AND EXERCISE PRICE.
                  ------------------------------------------------------------

                  a. Equity Dividends, Restructurings and
Reclassifications. If Company at any time (1) declares or pays a dividend on its outstanding Capital Stock in shares of Common Stock or other securities of Company, or (2) subdivides its outstanding shares of Common Stock, or (3) combines its outstanding shares of Common Stock into a smaller number of shares, or (4) issues by reclassification of the Common Stock other securities of Company (including any such reclassification in connection with a merger, consolidation or other business combination in which Company is the surviving entity), then the number and kind of Warrant Shares purchasable upon exercise of each Warrant and the applicable Exercise Price therefor shall be adjusted so that each Holder of a Warrant upon exercise of such Warrant shall be entitled to receive (for the same aggregate Exercise Price) the aggregate number and kind of Warrant Shares or other securities of Company that such Holder would have owned or would have been entitled to receive after the occurrence of any such event had such Warrant been exercised immediately prior to the occurrence of such event (or, if earlier, any record date with respect thereto). Any adjustment required by this Clause (a) shall become effective on the date of such event retroactive to the record date with respect thereto (if any), and (b) shall be made successively whenever any such event occurs.

                  b. Issuances Below Target Market Price. If Company issues or sells any shares of Capital Stock (or rights, options, warrants or convertible or exchangeable securities containing a right to subscribe for or purchase shares of Common Stock) other than the Excludible Shares for no consideration or at a price per share less than the Target Market Price per share of Common Stock in effect immediately prior to such sale or issuance, then the number of Warrant Shares owned and Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be automatically increased to account for the economic effects of such transaction (and the applicable Exercise Price for such Warrants shall be proportionately decreased) using a standard weighted average formula approach to compute such adjustment. If Company (i) issues or sells shares for consideration that includes any property other than cash or (ii) issues or sells shares together with other securities as a part of a unit at a price per unit, then the "price per share" and the amount of consideration received by Company for purposes of this Clause (unless Company and Holders otherwise mutually agree) will be determined by an Independent Appraiser. In addition, if Company and Holders are unable to agree on the amount or form of any such adjustment, then Company will retain an Independent Appraiser acceptable to Holders (which acceptance may not be unreasonably withheld) that will determine the amount and form of such adjustment. Any adjustment required by this Clause (1) shall become effective on the date of issuance retroactive to the record date for determining equityholders entitled to receive such issuance, and (2) shall be made successively whenever any such event occurs.

                  c. Dividend and Distribution Dilution. If any dividend, distribution or payment (whether as cash or other assets of Company) is made after the date hereof with respect to any

Capital Stock or other equity securities of Company, other than dividends appropriately covered under Clause "a" above, then Company (concurrently with the payment thereof) shall make a corresponding proportionate distribution or payment to each Holder of Warrants and/or Warrant Shares equal to such Holder's percentage ownership of Company's outstanding Capital Stock (but, for such purposes, treating all Warrants as though they had then been exercised). Notwithstanding the foregoing, Company shall not be obligated to make any such distribution or payment to a Holder (and no Holder shall be entitled to receive such distribution or payment) to the extent that such Holder otherwise receives actual payment of the corresponding dividend or distribution as a holder of Warrant Shares in such class of equity security.

                  d. Catchall Anti-Dilution Protection. If Company otherwise issues any securities or instruments or engages in any transaction an effect of which is to dilute the economic value or voting rights of any Holder's Warrants or Warrant Shares (including the issuance of any securities or instruments with enhanced voting rights, preemptive rights, dividend preferences or liquidation preferences) in a manner contrary to the intent of this Section 5.1, then Company will implement an equitable adjustment to such Holder's interest in Company (in a manner reasonably acceptable to such Holder) in order to account for the effects of such transaction. Any adjustment required by this Clause shall be made successively whenever any such event occurs. If Company and Holders are unable to agree on the amount or form of any such equitable adjustment, then Company will retain an Independent Appraiser acceptable to Holders (which acceptance may not be unreasonably withheld) that will determine the amount and form of such equitable adjustment.

                  e. Preemptive Rights. If Company issues or sells any shares of Capital Stock (or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Capital Stock), other than (i) in a Public Offering, or (ii) in connection with acquisitions of Internet service providers or other telecommunications companies, or (iii) in connection with the Excludible Shares, then each Holder of Warrants and/or Warrant Shares shall be entitled at any time during the term of this Warrant Agreement to acquire (at the price paid by such acquiror of Capital Stock and on terms and conditions otherwise at least as favorable as was offered to such acquiror) an amount of additional shares of Capital Stock that would entitle such Holder to have the same aggregate percentage of Capital Stock (on a fully diluted basis) as such Holder had or was entitled to have immediately prior to such transaction.

                  f. Rights Applicable to Shares Other than Common Stock. If at any time (as a result of an adjustment made pursuant to this Section 5.1) a Holder becomes entitled to receive any shares of Company other than shares of Common Stock, then thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this
Section 5.1, and the provisions of Article 4 with respect to the Warrant Shares shall apply on like terms to such other shares.

                  g. Holders Entitled to Equivalent Rights. Except for the underwriters' warrants and the advisors' warrants existing as of the date hereof, if Company has otherwise granted or hereafter grants to any Person any other or additional anti-dilution protection or preemptive rights with respect to any securities of Company (or similar protections or rights with any more favorable or less restrictive terms), then Company will promptly notify each Holder of Warrants and each Holder of Warrant Shares, and such protections and rights (or the more favorable or less restrictive terms thereof) will be deemed automatically to be incorporated into this Agreement (without the necessity of any other action by the parties hereto) as additional protections and rights that each Holder is entitled to exercise.

                  h. Expiration of Rights Previously Subject to Adjustment. Upon the expiration of any rights, options or warrants that resulted in adjustments pursuant to this Section 5.1 that were not exercised, then the Exercise Price and the number of Warrant Shares purchasable shall be readjusted and thereafter shall be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as applicable) as if (A) the only shares of Common Stock purchasable upon exercise of such rights, options or warrants were the shares of Common Stock (if any) actually issued or sold upon the exercise of such rights, options or warrants and (B) such shares of Common Stock so issued or sold (if any) were issuable for the consideration actually received by Company for the issuance, sale or grant of all such rights, options or warrants whether or not exercised; provided that no such readjustment may have the effect of increasing the Exercise Price or decreasing the number of Warrant Shares purchasable upon the exercise of a Warrant by an amount in excess of the amount of the adjustment initially made in respect to the issuance, sale or grant of such rights, options or warrants.

         5.2. NOTICE OF ADJUSTMENT. Upon any adjustment required under this
Article 5, Company (at its expense) shall mail (within 10 Business Days after such adjustment) by first-class mail, postage prepaid, to each Holder of Warrants and each Holder of Warrant Shares a notice of such adjustment. Such notice shall include the following (each in reasonable detail): (i) the number of Warrant Shares purchasable upon the exercise of each Warrant and the Exercise Price of such Warrant after such adjustment, and (ii) a brief statement of the facts requiring such adjustment, and (iii) the computation by which such adjustment was made.

         5.3. PRESERVATION OF PURCHASE RIGHTS UPON CERTAIN TRANSACTIONS. In connection with any merger, consolidation, reorganization or combination of Company with or into another Person (whether or not Company is the surviving entity), or any sale, transfer or lease to another Person of all or substantially all the property of Company, then Company (or such successor or purchasing Person) shall execute an agreement in favor of each Holder of Warrants giving such Holder the right thereafter upon payment of the applicable Exercise Price in effect immediately prior to such action to purchase upon exercise of each Warrant the kind and amount of securities, cash and property that such Holder would have owned or would have been entitled to receive after the happening of such merger, consolidation, combination, sale, transfer or lease had such Warrant been exercised immediately prior to such action. Such agreement shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 5. The provisions of this Section shall similarly apply to successive mergers, consolidations, combinations, sales, transfers or leases.


                     ARTICLE 6 . COMPANY'S COVENANTS

         6.1.     INFORMATION

                  a. Information Provided by Company to Other Persons. Whether or not Company is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, Company will provide each Holder with a copy of all information (including financial information) and other communications that are sent by or on behalf of Company (i) to any class of Company's equityholders, or (ii) to the members of Company's Board of Directors (if and to the extent subsequently requested by Holders), or (iii) to the Commission, subject to the confidentiality requirements set forth in Section 6.1.d. Company shall provide such information and communications to Holders concurrently with providing it to such third parties.

                  b. Specific Additional Information. Company will also provide each Holder written notice of (and describing in reasonable detail) the occurrence of any of the following events:

                           1. Company offers or issues to any Person any shares of Capital Stock or securities convertible into or exchangeable for Capital Stock or any right to subscribe for or purchase any thereof (other than in connection with the issuance of Excludible Shares or the issuance of options exercisable for Excludible Shares); or

                           2. A dissolution, liquidation or winding up of Company; or

                           3. An agreement in principle is reached and/or a letter of intent is executed with respect to any Equity Disposition or Non-Surviving Transaction; or

                           4. Company declares or makes (directly or indirectly) any payment, dividend or distribution (in cash or otherwise) with respect to, or incurs any liability for the purchase, acquisition, redemption or retirement of, any Capital Stock or as a dividend, return of capital or other payment or distribution of any kind to any equityholder.

Each such notice shall be mailed by Company to each Holder (at such Holder's last known address on the books and records of Company) at least 20 Business Days prior to the applicable record date of such transaction.

                  c. Additional Requested Information. In addition to the information and disclosures otherwise required under this Agreement, Company will also provide to each Holder any information reasonably requested from time to time by such Holder relating to the operations, business plans and/or ownership of Company, subject to the confidentiality requirements set forth in Section 6.1.d.

                  d. Disclosure of Information by Holders. Each Holder will employ reasonable procedures to treat as confidential all written, non-public information delivered to such Holder pursuant to this Agreement concerning the performance, operations, assets, structure and business plans of Company that is conspicuously designated by Company as confidential information. While other or different confidentiality procedures may be employed by each Holder, the actual procedures employed by such Holder for this purpose will be conclusively deemed to be reasonable if they are at least as protective of such information as the procedures generally employed by such Holder to safeguard the confidentiality of such Holder's own information that such Holder generally considers to be confidential. Notwithstanding the foregoing, each Holder may disclose any information concerning Company in such Holder's possession from time to time (a) to permitted participants, transferees, assignees, pledgees and investors (including prospective participants, transferees, assignees, pledgees and investors), but subject to a reasonable confidentiality agreement regarding any non-public confidential information thereby disclosed, and (b) in response to credit inquiries consistent with general banking practices, and (c) to any federal or state regulator of such Holder, and (d) to such Holder's Affiliates, employees, legal counsel, appraisers, accountants, and agents, and (e) to any Person pursuant to compulsory judicial process, and (f) to any judicial or arbitration forum in connection with enforcing this Agreement or defending any action based upon this Agreement or the relationship between such Holder and Company, and (g) to any other Person with respect to the public or non-confidential portions of any such information. Moreover, each Holder (without any compensation, remuneration or notice to Company) may also include operational, performance and structural information and data relating to Company in compilations, reports and data bases assembled by such Holder (or its Affiliates) and used to conduct, support, assist in and validate portfolio, industry and credit research and analysis for itself and/or other Persons; provided, however, that such Holder may not thereby disclose to other Persons any information relating to Company in a manner that is attributable to Company unless (1) such disclosure is permitted under the standards outlined above in this Section or (2) Company otherwise separately consents thereto (which consent may not be unreasonably withheld). Notwithstanding the foregoing, each Holder agrees to comply with applicable federal securities laws and regulations regarding dissemination, use and/or disclosure of non-public information

         6.2. BOOKS AND RECORDS. Company and each of its Subsidiaries shall keep and maintain satisfactory and adequate books and records of account in accordance with generally accepted accounting principles.

         6.3. NO AMENDMENTS TO ORGANIC DOCUMENTS. Without the prior written consent of Holders representing a majority of Warrant Shares and Warrants (which consent may not be unreasonably withheld), Company shall not permit any amendments to or reincorporation of its Organic Documents that could reasonably be expected to have or cause an adverse effect on the rights and interest of Holders. Without limiting the generality of the foregoing, without the prior written consent of Holders representing a majority of Warrant Shares and Warrants (which consent may not be unreasonably withheld), Company shall not establish any class of Capital Stock or issue any shares of Capital Stock that have rights, dividends or preferences senior to or more advantageous than the rights, dividends and preferences of the Warrant Shares.

         6.4. EXISTENCE AND GOOD STANDING. Company and each of its Subsidiaries shall preserve and maintain its existence in good standing as a organization under the laws of its jurisdiction of organization.

         6.5. TRANSACTIONS WITH RELATED PARTIES. Without the prior written consent of Holders representing a majority of Warrant Shares and Warrants (which consent may not be unreasonably withheld), Company will not (and will not permit any Subsidiary to) engage in any transaction (including employment and compensation arrangements) with any Affiliate or other related party other than for value received and under reasonable and customary terms and conditions that are consistent with Company's historical practices and at least as favorable to Company as would be achieved in an arm's length transaction.

         6.6. CONDUCT OF BUSINESS. Without the prior written consent of Holders representing a majority of Warrant Shares and Warrants (which consent may not be unreasonably withheld), Company (a) will continue to engage in (and only in) businesses of the same general type as now conducted by it, and (b) will comply, and will cause each Subsidiary to comply, in all material respects with all applicable material laws, regulations, and orders.


                         ARTICLE 7 . DEFINITIONS

         7.1. DEFINITIONS. As used herein, the following terms have the following respective meanings:

                  7.1.1. "Advisors' Warrants" has the meaning given to such term in Section 3.6.

                  7.1.2. "Affiliate" of any Person means any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person. A Person shall be deemed to "control" another Person if such first Person directly or indirectly possesses the power to direct (or to cause the direction of or to materially influence) the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, each of the following Persons will be deemed to be an Affiliate of a Person: (a) each Person who owns or controls 5% or more of any class or series of any equity interest of such Person, and (b) each member, manager, partner, director and/or senior executive officer of such Person or any Affiliate thereof, and (c) any family member or other relative of such Person or any Affiliate thereof, and (d) any trust of which any Person or Affiliate thereof is either a trustee or beneficiary. Notwithstanding the foregoing, No Holder shall be deemed to be an Affiliate of Company or any Affiliate thereof.

                  7.1.3. "Agreement" means this Warrant Agreement, as amended, modified and supplemented from time to time.

                  7.1.4. "Appraised Valuation" means, as of any relevant date, the fair market value of a Warrant Share, a share of Common Stock or other security or equity interest (as applicable) as determined by an Independent Appraiser. Such Independent Appraiser will be selected by Holders of a majority of the Warrants and Warrant Shares and approved by Company (which approval may not be unreasonably withheld, delayed or conditioned). Such Independent Appraiser shall use one or more valuation methods that the Independent Appraiser (in its best professional judgment) determines to be most appropriate under the circumstances; provided, that such valuation methods shall not give effect to (1) any discount for any lack of liquidity of the Warrants, Warrant Shares and/or such other security, or (2) the minority status of any holder of Warrants, Warrant Shares or other security, or (3) the fact that Company may have no class of equity securities registered under the Securities Act. Such Independent Appraiser, as promptly as is reasonably possible, will prepare and deliver to Company and to each Holder of a Warrant or Warrant Share a written valuation report indicating (a) the methods of valuation considered or used, and (b) the value of a Warrant Share or other security, and (c) the nature and scope of the examination or investigation upon which the determination of value was made. Unless the valuation report is revised by the Independent Appraiser within 5 Business Days after delivery thereof or unless Company and Holders otherwise mutually agree, then the valuation report shall be deemed final at the end of such 5-Business-Day period. Company shall pay the fees and expenses associated with the Independent Appraiser.

                  7.1.5. "Block A Exercise Price" has the meaning set forth in Section 1.2.

                  7.1.6. "Block A Warrant" means the irrevocable and unconditional right (subject to the terms hereof) to acquire a fully paid and nonassessable Warrant Share at a purchase price per share equal to the Block A Exercise Price (and any other right or warrant issued upon any exchange or transfer of any such Warrant or any adjustment relating thereto).

                  7.1.7. "Block B Exercise Price" has the meaning set forth in Section 1.2.

                  7.1.8. "Block B Warrant" means the irrevocable and unconditional right (subject to the terms hereof) to acquire a fully paid and nonassessable Warrant Share at a purchase price per share equal to the Block B Exercise Price (and any other right or warrant issued upon any exchange or transfer of any such Warrant or any adjustment relating thereto).

                  7.1.9. "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Arlington, Virginia are authorized by law to close.

                  7.1.10. "Capital Stock" means the Common Stock, and all other classes of common stock (whether voting or non-voting), and all other forms of capital stock or securities of Company (preferred or otherwise).

                  7.1.11. "Commission" means the Securities and Exchange Commission or any entity or agency that succeeds to any or all of its functions under the Securities Act or the Exchange Act.

                  7.1.12. "Common Stock" means the voting common stock of Company (which has a par value of $0.01 per share).

                  7.1.13. "Company" means BIZNESSONLINE.COM, INC., a Delaware corporation, and its successors and permitted assigns.

                  7.1.14. "Credit Agreement" means the Credit Facility Agreement dated as of March 16, 2000 by and among Company (and certain of its Affiliates) and Lender (and certain other lenders), as the same may be amended, modified or otherwise supplemented from time to time (including any renewals, refinancings or extensions thereof or increases in the credit extended thereunder).

                  7.1.15. "Current Market Price" means, with respect to any share of Common Stock or any other security of Company at the date herein specified, the following:

                           (i) if Company does not then have such
securities registered under the Exchange Act, then the Current Market Price per share of such security will be the greater of the applicable Exercise Price per Warrant Share then in effect or the Appraised Valuation per share of such security, or alternatively

                           (ii) if Company does then have such securities
registered under the Exchange Act, then the Current Market Price per share of such security will be the greater of the Appraised Valuation per share of such security or the average of the daily market prices of such security for 20 consecutive Business Days during the period commencing 30 Business Days before such date (or, if Company has had a class of such securities registered under the Exchange Act for less than 30 consecutive Business Days before such date, then the average of the daily market prices for all of the Business Days before such date for which daily market prices are available). The market price for each such Business Day shall be as follows: (A) for a security listed or admitted to trading on any securities exchange, then the closing price (regular way) on such day (or if no sale takes place on such day, then the average of the closing bid and asked prices on such day), and (B) for a security not then listed or admitted to trading on any securities exchange, then the last reported sale price on such day (or if no sale takes place on such day, then the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by Company), and (C) for a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, then the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in Manhattan Borough (New York, NY) customarily published on each business day, designated by Company (or if there is no bid and asked prices on such day, then the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 calendar days prior to the date in question) for which prices have been so reported), and
(D) if there are no bid and asked prices reported during the 30 calendar days prior to the date in question, then the Current Market Price per share of the security shall be determined as if Company did not have a class of such securities registered under the Exchange Act.

                  7.1.16. "Equity Disposition" means the sale, issuance, transfer or other Equity Disposition of Capital Stock (or securities convertible into, or exchangeable for, Capital Stock or rights to acquire Capital Stock or such securities) to one or more Persons through any transaction or series of related transactions (other than as a result of a Public Offering or other than as a result of a series of acquisitions of unrelated internet service providers or telecommunications companies) if, after such sale, issuance, transfer or Equity Disposition, (a) more than 50% of the Capital Stock or voting power of Company is sold, issued or transferred or (b) the Initial Shareholders sell, issue or transfer more than 50% of the Capital Stock and voting rights owned by such Initial Shareholders as of the date hereof. For purposes of this definition, any transfer of Capital Stock (or securities convertible into, or exchangeable for, Capital Stock or rights to acquire Capital Stock or such securities) by a shareholder to any member of his or her immediately family or to any trust created by such shareholder for estate planning purposes shall not constitute an "Equity Disposition".

                  7.1.17. "Equity Redemption" means any purchase, repurchase, acquisition, redemption or retirement of any issued and outstanding shares of Capital Stock (or any rights, options or convertible securities therefor) from any holder by Company or any Affiliate thereof, except for repurchases to fund employee stock purchase/401(k) or similar plans which plans in the aggregate do not exceed 5% of the outstanding Capital Stock.

                  7.1.18. "Event of Dilution" means any of the events described in Section 5.1 as to which anti-dilution rights are granted pursuant to Article 5.

                  7.1.19. "Exchange Act" means the Securities and Exchange Act of 1934, as amended, or any similar Federal statute, as implemented by the Commission or any court of competent jurisdiction.

                  7.1.20. "Excludible Shares" means (1) the shares issued upon exercise of the Underwriters' or Advisors' Warrants, and (2) shares issued to the Lender from time to time, and (3) the pool of options convertible into shares of Common Stock that Company may issue from time to time as incentive compensation for its employees and directors, provided that (a) such options are granted at a price that is equal to or greater than the Current Market Price on the date of such grant, and (b) such issuances are reasonable in amount and otherwise in accordance with normal and customary business practices within Company's industry and (c) the aggregate amount of such shares issued at no times exceeds 15.0% of the issued and outstanding equity of Company from time to time (on a fully diluted basis). Such issuances may be pursuant to option plans either (i) that have been established as of the effective date hereof or (ii) that are established after the effective date hereof with notice to Holders.

                  7.1.21.  "Exercise Period" has the meaning set forth in
Section 4.2.

                  7.1.22. "Exercise Price" means either the Block A Exercise Price or the Block B Exercise Price, as applicable.

                  7.1.23. "FCC" means the Federal Communications Commission or any other entity or agency that succeeds to its responsibilities and powers.

                  7.1.24. "Holder" means, individually and collectively, each owner and/or holder of any interest in any Warrant (and corresponding Warrant Certificate) and/or any Warrant Share, and (with respect to each) any successor, assignee, transferee, trustee, estate, heir, executor, administrator, or personal representative thereof. For avoidance of doubt, as of the effective date of this Agreement, the term "Holder" shall include both MCG Finance Corporation and MCG Credit Corporation on a pro rata basis in accordance with their respective interests under the Credit Agreement. At any time when there is more than one Holder as defined hereunder, the Holders as a group shall designate one such Holder to act as administrative agent for the Holders as a group, and as of the effective date of this Agreement, MCG Finance Corporation shall act as such administrative agent.

                  7.1.25. "Holder-Affiliated Transferee" means any Affiliate of a Holder, and/or any current or former director, officer, employee, business unit or division, or successor-in-interest of such Holder, and/or (with respect to Purchaser) any pledgee of Purchaser's interest under the Credit Agreement.

                  7.1.26. "Independent Appraiser" means a Person who (a) is with a nationally recognized investment banking or appraisal firm, and (b) is qualified in the valuation of businesses, transactions and securities of the general type being analyzed, and (c) does not have a material direct or material indirect financial interest in Company or any Holder.

                  7.1.27. "Initial Shareholders" means, Mark Munro, Susan Munro and Keith London, who collectively beneficially own 3,089,242 shares of Common Stock of Company as of the effective date of this Agreement.

                  7.1.28. "Lender" means, individually and collectively, MCG FINANCE CORPORATION, a Delaware corporation, and its successors, assigns, pledgees and transferees, and MCG Credit Corporation, a Delaware corporation, and its successors, assigns, pledgees and transferees. At any time when there is more than one Lender as defined hereunder, the Lenders as a group shall designate one such Lender to act as administrative agent for the Lenders as a group, and as of the effective date of this Agreement, MCG Finance Corporation shall act as such administrative agent.

                  7.1.29. "Non-Surviving Transaction" means either (a) any merger, consolidation or other business combination by Company with one or more Persons in which the other Person effectively is the survivor or (b) any sale, transfer, lease or license of all or any material portion of the assets (or the economic benefits thereof) of Company to one or more other Persons through any transaction or series of related transactions.

                  7.1.30. "Organic Document" means, relative to any entity, its certificate and articles of incorporation, organization or formation, its by-laws or operating agreements, and all equityholder agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its equity interests, and any other arrangements relating to the control or management of any such entity (whether existing as a corporation, a partnership, an LLC or otherwise).

                  7.1.31. "Person" means an individual, an association, a partnership, a corporation, a trust or an unincorporated organization or any other entity or organization.

                  7.1.32. "Public Offering" means any issuance or other sale of any Capital Stock (or securities convertible into, or exchangeable for, Capital Stock or rights to acquire Capital Stock or such securities) of Company pursuant to a registration statement filed with the Commission under the Securities Act.

                  7.1.33. "Purchaser" means Lender, and its successors, assigns, pledgees and transferees with respect to the Warrants, corresponding Warrant Certificates and/or Warrant Shares.

                  7.1.34. "Registration Rights" means the rights of the Holders of the Warrant Certificates to have the Warrant Shares registered for sale under an effective registration statement under the Securities Act.

                  7.1.35. "Repurchase Condition" has the meaning set forth in Section 4.6.

                  7.1.36.  "Repurchase Offer" has the meaning set forth in
Section 4.6.

                  7.1.37.  "Repurchase Price" has the meaning set forth in
Section 4.6.

                  7.1.38. "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, as implemented by the Commission or any court of competent jurisdiction.

                  7.1.39. "State Communications Acts" means the laws of any state in which Company does business that govern the provision of communications services offered or performed by Company within such state and are applicable to Company, as amended from time to time, and as implemented by the rules, regulations, and orders of the applicable State PUC or any court of competent jurisdiction.

                  7.1.40. "State PUC" means the public utility commission or other regulatory agency of any state in which Company does business that is vested with jurisdiction over Company and over State Communications Acts or the provision of communication services within such state.

                  7.1.41. "Subsidiary" of any Person means (a) any other Person as to which the first Person directly or indirectly owns or controls 50% or more of the equity, voting rights or enterprise value thereof or (b) any other Person the accounts of which would be consolidated with those of the first Person in its consolidated or combined financial statements according to generally accepted accounting principles.

                  7.1.42. "Surviving Public Combination" means any merger, consolidation or other business combination by Company with one or more Persons in which Company is the survivor (or a purchase of assets by Company from one or more other Persons) if Company is thereafter required to file reports with respect to any of its Capital Stock with the Commission pursuant to the Exchange Act.

                  7.1.43. "Target Market Price" means, at the time of any determination, (a) with respect to the Block A Warrants, (i) a price per share of Capital Stock (or with respect to options, warrants or convertible securities, such price inclusive of any exercise or conversion payments) of $3.50 per share for the first $15.0 million in equity issued by Company after the Closing Date and (ii) a price per share of Capital Stock (or with respect to options, warrants or convertible securities, such price inclusive of any exercise or conversion payments) of $5.00 per share for all additional equity issuances and (b) with respect to the Block B Warrants, a price per share of Capital Stock (or with respect to options, warrants or convertible securities, such price inclusive of any exercise or conversion payments) equal to the lesser of the Current Market Price or $8.50 per share, as each such price may be adjusted from time to time in connection with any subdivisions, combinations or reclassifications of any Capital Stock.

                  7.1.44. "Underwriters' Warrants" has the meaning given to such term in Section 3.6.

                  7.1.45. "Warrant Certificate" means a certificate (substantially in the form of Exhibit C) evidencing one or more Warrants.

                  7.1.46. "Warrant" means the irrevocable and unconditional right (subject to the terms hereof) to acquire a fully paid and nonassessable Warrant Share at a purchase price per share equal to an applicable Exercise Price (and any other right or warrant issued upon any exchange or transfer of any such Warrant or any adjustment relating thereto).

                  7.1.47. "Warrant Share" means a share of Common Stock issuable upon exercise of a Warrant (until such share is registered by Company and sold by the Holder thereof to a third party in a public transaction). For purposes of Section 4.4 and Section 4.5 only, the term "Warrant Share" shall include all shares of Common Stock issued or issuable to any Holder in connection with any Loan Document.

         7.2.     GENERAL CONSTRUCTION AND INTERPRETATION.
                  ---------------------------------------

                  7.2.1. Plural; Gender. Unless otherwise expressly stated or the context clearly indicates a different intention, then (as may be appropriate in the particular context) (a) a singular number or noun used herein includes the plural, and a plural number or noun includes the singular, and (b) the use of the masculine, feminine or neuter gender pronouns herein includes each and all genders.

                  7.2.2. Section, Schedule and Exhibit References. Unless otherwise expressly stated or the context clearly indicates a different intention, then all references to sections, paragraphs, clauses, schedules and exhibits herein are to be interpreted as references to sections, paragraphs, clauses, schedules and exhibits of and to this Agreement. In addition, the words "herein", "hereof", "hereunder", "hereto" and other words of similar import herein refer to this Agreement as a whole, and not to any particular section, paragraph or clause in this Agreement.

                  7.2.3. Titles and Headings. Unless otherwise expressly stated or the context clearly indicates a different intention, then the various titles and headings herein are inserted for convenience only and do not affect the meaning or interpretation of any provision hereof.

                  7.2.4. "Including" and "Among Other" References. Unless otherwise expressly stated or the context clearly indicates a different intention, then all references herein to phrases containing or lists preceded by the words "include", "includes", "including", "among other", "among other things" or other words or phrases of similar import are to be interpreted to mean such "without limitation" (whether or not such additional phrase is actually added). In other words, such words and phrases connote an illustrative example or list rather than an exclusive example or list.

                  7.2.5. Time of Day References. Unless otherwise expressly stated or the context clearly indicates a different intention, then all time of day references in and restrictions imposed hereunder are to be calculated using Eastern Time.

                  7.2.6. Successors and Assigns. Unless otherwise expressly stated or the context clearly indicates a different intention, then all references to any Person (including any Official Body) herein are to be interpreted as including (as applicable) such Person's successors, assigns, estate, heirs, executors, administrators and personal representatives.

                  7.2.7. Modifications to Documents. Unless otherwise expressly stated or the context clearly indicates a different intention, then all references herein to any other agreement or instrument are to be interpreted as including all extensions, renewals, amendments, supplements, substitutions, replacements and waivers thereto and thereof from time to time.

                  7.2.8. References to Laws and Regulations. Unless otherwise expressly stated or the context clearly indicates a different intention, then all references to any law, regulation, rule, order or policy herein are to be interpreted as references to such law, regulation, rule or policy (a) as implemented and interpreted from time to time by Official Bodies with appropriate jurisdiction therefor, and (b) as amended, modified, supplemented, replaced and repealed from time to time.

                  7.2.9. Financial and Accounting Terms. Unless otherwise expressly stated or the context clearly indicates a different intention, then financial and accounting terms used in the foregoing definitions or elsewhere herein shall be defined and determined in accordance with Generally Accepted Accounting Principles (GAAP).


                         ARTICLE 8 . MISCELLANEOUS

         8.1. COMPLIANCE WITH FCC AND STATE PUC REQUIREMENTS. Company and Purchaser each hereby acknowledge its intent that this Agreement, the Warrants, the Warrant Certificates and the Warrant Shares (as well as the exercise of rights hereunder) each comply with all of the laws, regulations and orders of and/or administered by the FCC or any State PUC relating to Purchaser's ownership, exercise and/or other realization of rights in connection herewith. If at any time the terms and conditions of any such ownership, exercise or other ability to realize upon rights violates, is in conflict with or requires any consent under any such legal requirements, then Company and Purchaser (or any subsequent Holder) will cooperate and negotiate in good faith to amend the underlying documents (or the relevant rights therein) and/or to file and prosecute (or to cause others to file and prosecute) applications for any such consent in order to enable Company and Purchaser (or such subsequent Holder) to be in compliance in all material respects with such legal requirements.

         8.2. COMPLIANCE WITH PURCHASER'S REGULATORY REQUIREMENTS. Company and Purchaser each hereby acknowledge its intent that this Agreement, the Warrants, the Warrant Certificates and the Warrant Shares (as well as the exercise of rights hereunder) each comply with all of the statutory and regulatory requirements applicable to Purchaser (or any subsequent Holder) relating to its ownership, exercise and/or other realization of rights in connection herewith. If at any time the terms and conditions of any such ownership, exercise or other ability to realize upon rights violates or is in conflict with any such regulatory requirements applicable to Purchaser (or such subsequent Holder), then Company and Purchaser (or such subsequent Holder) will cooperate and negotiate in good faith to amend the underlying documents (or the relevant rights therein) in order to enable Purchaser (or such subsequent Holder) to be in compliance in all material respects with such statutory and regulatory requirements.

         8.3. BINDING EFFECT AND GOVERNING LAW. This Agreement (and the Warrants, the Warrant Certificates and other documents in connection herewith) are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (to the extent authorized). This Agreement (and the Warrants, the Warrant Certificates and other documents in connection herewith) are governed as to their validity, interpretation, construction and effect by the laws of the Commonwealth of Virginia (without giving effect to the conflicts of law rules of Virginia) or, to the extent that the particular issue in controversy involves Company's legal power or authorization in connection herewith, matters of internal governance, or matters of corporate law, then resolution of such issue shall be governed by the corporate laws of the State of Delaware.

         8.4. SURVIVAL. All agreements, representations, warranties and covenants of Company contained herein or in any documentation required hereunder will survive the execution and delivery of this Agreement and will continue in full force and effect so long as this Agreement otherwise remains effective.

         8.5. NO WAIVER; DELAY. To be effective, any waiver by Purchaser must be expressed in a writing executed by Purchaser. If Purchaser waives any power, right or remedy arising hereunder or under any applicable law, then such waiver will not be deemed to be a waiver upon the later occurrence or recurrence of any events giving rise to the earlier waiver. No failure or delay by Purchaser to insist upon the strict performance of any term, condition, covenant or agreement hereunder, or to exercise any right, power or remedy hereunder, will constitute a waiver of compliance with any such term, condition, covenant or agreement, or preclude Purchaser from exercising any such right, power, or remedy at any later time or times. The remedies provided herein are cumulative and not exclusive of each other and the remedies provided by law.

         8.6. MODIFICATION. Except as otherwise expressly provided in this Agreement, no modification or amendment hereof will be effective unless made in a writing signed by appropriate officers of the parties hereto.

         8.7. NOTICES. Unless otherwise provided in this Agreement, any notice, request, consent, waiver or other communication required or permitted under or in connection with this Agreement will be deemed satisfactorily given if it is in writing and is delivered either personally to the addressee thereof, or by prepaid registered or certified U.S. mail (return receipt requested), or by a nationally recognized commercial courier service with next-day delivery charges prepaid, or by telegraph, or by facsimile (voice confirmed), or by any other reasonable means of personal delivery to the party entitled thereto at its respective address set forth below:

         If to Company              [Party Entitled to Notice]
         or its Affiliates:         c/o BiznessOnline.com, Inc.
         -----------------          1720 Route 34
                                    P.O. Box 1347
                                    Wall, New Jersey  07719
                                    Attention:  Mark E. Munro, President
                                    Facsimile:  (732) 280-6409

                                    With a copy to the following listed
                                    counsel or such other counsel as may be
                                    designated by Company from time to time
                                    (and which notice shall not constitute
                                    notice to Company and failure to give
                                    such notice shall not affect the
                                    effectiveness of notice to Company):

                                    Duffy & Sweeney, Ltd.
                                    300 Turks Head Building
                                    Providence, RI  02903
                                    Attention:  Michael F. Sweeney, Esquire
                                    Facsimile:  (401) 455-0701

         If to Purchaser:           MCG Finance Corporation
         ---------------            1100 Wilson Boulevard, Suite 800
                                    Arlington, VA  22209
                                    Attention:  Investment Administration
                                    Telephone:  (703) 247-7500
                                    Facsimile:  (703) 247-7505

Any party to this Agreement may change its address or facsimile number for notice purposes by giving notice thereof to the other in accordance with this Section, provided that such change shall not be effective until 2 calendar days after notice of such change. All such notices and other communications will be deemed given and effective (a) if by mail, then upon actual receipt or 5 calendar days after mailing as provided above (whichever is earlier), or (b) if by facsimile, then upon successful transmittal to such party's designated number, or (c) if by telegraph, then upon actual receipt or 2 Business Days after delivery to the telegraph company (whichever is earlier), or (d) if by nationally recognized commercial courier service, then upon actual receipt or 2 Business Days after delivery to the courier service (whichever is earlier), or (e) if otherwise delivered, then upon actual receipt.

         8.8. PRIOR AGREEMENTS SUPERSEDED. This Agreement completely and fully supersedes all oral agreements and all other and prior written agreements by and between Company and Purchaser concerning the terms and conditions of this Agreement.

         8.9. SEVERABILITY. If fulfillment of any provision of or any transaction related to this Agreement or the Credit Agreement, the time performance of such provision or transaction is due shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If any clause or provision of this Agreement operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be void, as though not contained herein, and the remainder of this Agreement shall remain operative and in full force and effect.

         8.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document. Each such counterpart will be deemed to be an original but all counterparts together will constitute one and the same instrument.

         8.11. LIMITATION OF LIABILITY. Notwithstanding any other provision of this Agreement (unless expressly provided otherwise), neither Company nor any Holder (nor any director, officer, employee, representative, legal counsel or agent of Company or any Holder) shall have any liability to any other Person that is a party to or beneficiary of this Agreement (or to any equityholder of Company) with respect to (and each Person that is a party to this Agreement hereby waives, releases and agrees not to sue upon any claim for) any special, indirect, consequential, punitive or non-foreseeable damages suffered by such Person in connection with or in any way related to the transactions contemplated or the relationship established by this Agreement, or any act, omission or event occurring in connection herewith.

         8.12. FORUM SELECTION; CONSENT TO JURISDICTION. ANY LITIGATION IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS OF ANY HOLDER OR COMPANY WILL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE COMMONWEALTH OF VIRGINIA OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST COMPANY MAY ALSO BE BROUGHT (AT SUCH HOLDER'S OPTION) IN THE COURTS OF ANY OTHER JURISDICTION WHERE ANY PROPERTY OF COMPANY MAY BE FOUND OR WHERE ANY HOLDER MAY OTHERWISE OBTAIN PERSONAL JURISDICTION OVER COMPANY. COMPANY HEREBY EXPRESSLY

AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF VIRGINIA AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR OUTSIDE THE COMMONWEALTH OF VIRGINIA. COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT COMPANY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THEN COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

         8.13. WAIVER OF JURY TRIAL. EACH HOLDER AND COMPANY EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AS CLAIM, COUNTER-CLAIM, AFFIRMATIVE DEFENSE OR OTHERWISE) IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS OF ANY HOLDER OR COMPANY.


                   [BALANCE OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed, as an instrument under seal (whether or not any such seals are physically attached hereto) as of the date and year first above written.


ATTEST:                            BIZNESSONLINE.COM, INC. (Company)


By:    /s/ Daniel J. Sullivan      By:   /s/ Mark E. Munro
     --------------------------         ---------------------------------
     Name:  Daniel J. Sullivan          Name:  Mark E. Munro
     Title: Vice President              Title: President

     [CORPORATE SEAL]               Address:   1720 Route 34
                                               P.O. Box 1347
                                               Wall, New Jersey  07719

                                    Facsimile: 732) 280-6409



WITNESS:                            MCG FINANCE CORPORATION
                                    (Purchaser)


 /s/ Ruth Thomas                    By:   /s/ Steven F. Tunney
-------------------------------          -------------------------------
                                         Steven F. Tunney, President
                                           and COO

                                         Address:  1100 Wilson Boulevard
                                                    Suite 800
                                                    Arlington, Virginia  22209

                                         Facsimile: (703) 247-7505

                                        EXHIBIT A -- ARTICLES OF INCORPORATION

                                        EXHIBIT B -- AUTHORIZING RESOLUTIONS

                                        EXHIBIT C -- FORM OF WARRANT CERTIFICATE

                                        EXHIBIT D -- RESTRICTIVE LEGENDS



            FORM OF RESTRICTIVE LEGENDS FOR WARRANT CERTIFICATES

                                                ---------------------


"The Warrants evidenced by this certificate have not been registered under the Securities Act of 1933 or the securities laws of any state. Such Warrants may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for such Warrants under the Securities Act of 1933 and applicable state securities laws or an opinion of counsel satisfactory to BIZNESSONLINE.COM, INC. prior to the proposed transaction that such registration is not required."



               FORM OF RESTRICTIVE LEGEND FOR WARRANT SHARES

                                                ---------------------


"The shares evidenced by this certificate have been issued upon the exercise of warrants issued pursuant to a Warrant Agreement dated as of March 16, 2000 (the "Warrant Agreement") and have not been registered under the Securities Act of 1933 or the securities laws of any state. Such shares may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for such shares under the Securities Act of 1933 and applicable state securities laws or an opinion of counsel satisfactory to BIZNESSONLINE.COM, INC. prior to the proposed transaction that such registration is not required."